Exhibit 3.01

STATE OF SOUTH CAROLINA
SECRETARY OF STATE

ARTICLES OF CORRECTION

TYPE OR PRINT CLEARLY IN BLACK INK.

The following information is submitted pursuant to Section 33-1-240 of the 1976 South Carolina Code of Laws, as amended:

1.   The name of the corporation is South Carolina Electric & Gas Company

2.   That on August 16, 2006 the corporation filed (fill out whichever is applicable):

     a. [ X ]  The following described document:

                         Articles of Amendment

     b.  [ ]  The attached document (attach copy of the document).

3.   That this document was incorrect in the following manner:

Item 4(a): The amount of the stated capital of the corporation was incorrectly stated as

$295,853,311.50. The correct stated capital of the corporation is $295,952,911.50.

Item 4(b):  The reduction of the number of shares which the corporation has authority to issue was incorrectly stated as 3,600 consisting of 1,600 shares of

         Cumulative Preferred Stock ($50 par value) 4.50% Series and 2,000 shares of Cumulative

Preferred Stock ($50 par value) 4.60% (A) Series. The correct reduction is 1,608 shares consisting solely of Cumulative Preferred Stock ($50 par value) 4.50% Series.

Item 4(c): The number of shares which the corporation has authority to issue was incorrectly stated as 53,590,413 and included 5,049 shares of Cumulative Preferred Stock

($50 par value) 4.50% Series and 5,878 shares of Cumulative Preferred Stock ($50 par value)

4.60% (A) Series. The correct number of shares the corporation has authority to issue is

53,592,405 and includes 5,041 shares of Cumulative Preferred Stock ($50 par value) 4.50%

Series and 7,878 shares of Cumulative Preferred Stock ($50 par value) 4.60% (A) Series.

4.      That the incorrect matters stated in Paragraph 3 should be revised as follows:

Items 4(a), 4(b) and 4(c) should be revised to read as set forth on Exhibit A attached hereto.

Date:   September 6, 2006               South Carolina Electric & Gas Company
                   Name of Corporation

         /s/Lynn M. Williams
              Signature

        Lynn M. Williams, Secretary
        Type or Print Name and Office

Exhibit A to Articles of Correction
South Carolina Electric & Gas Company

4. (a)  The amount of the stated capital of the corporation, after giving effect to the cancellation of all shares of the corporation’s preferred stock that have been acquired by the corporation through the date of these articles of amendment and that, pursuant to the corporation’s articles of incorporation, may not be reissued, is $295,952,911.50

4. (b)  The reduction of the number of shares which the corporation has authority to issue is 1,608 itemized by class and series as follows:

Class	Series	No. of Shares
Cumulative Preferred Stock ($50 par value)	4.50%	1,608

4. (c)  The number of shares which the corporation has authority to issue, after giving effect to the cancellation of all shares of the corporation’s preferred stock that have been acquired by the corporation through the date of these articles of amendment and that, pursuant to the corporation’s articles of incorporation, may not be reissued, is 53,592,405, itemized by class and series as follows:

Class	Series	No. of Shares

Cumulative Preferred Stock ($50 par value)	5%	125,209
Cumulative Preferred Stock ($50 par value)	4.50%	5,041
Cumulative Preferred Stock ($50 par value)	4.60% (Series A)	7,878
Cumulative Preferred Stock ($50 par value)	5.125%	61,516
Cumulative Preferred Stock ($50 par value)	4.60% (Series B)	40,437
Cumulative Preferred Stock ($50 par value)	6%	52,324
Cumulative Preferred Stock ($100 par value)	6.52%	1,000,000
Serial Preferred Stock ($25 par value) (1/4 vote)	-----	2,000,000
Serial Preferred Stock ($50 par value) (1/2 vote)	-----	300,000
Common Stock ($4.50 par value)	-----	50,000,000
		53,592,405